Exhibit 4.2
EXECUTION VERSION
KNOWBE4, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of July 2, 2019, by and among KnowBe4, Inc., a Delaware corporation (the “Company”) and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”.
RECITALS
WHEREAS, certain Investors hold shares of the Company’s Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, Series A Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of March 20, 2019 between the Company and such Investors (the “Prior Agreement”); and
WHEREAS, in connection with and as a condition to the sale of shares of the Company’s Series C-1 Preferred Stock (as defined below) pursuant to the Series C-1 Preferred Stock Purchase Agreement among the Company and certain Investors dated as of June 7, 2019 (the “Purchase Agreement”), the Investors desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to some of them under the Prior Agreement.
NOW, THEREFORE, the parties hereby agree that the Prior Agreement shall be amended and restated as set forth herein and the parties further agree as follows:
1.Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed such terms in the Certificate of Incorporation. For purposes of this Agreement:
1.1.“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
1.2.“Arena” means AHM Investment Holdings LLC Series C.
1.3.“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law or executive order to close.
1.4.“Certificate of Incorporation” means the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended from time to time.
1.5.“Common Stock” means shares of the Company’s common stock, par value $0.00001 per share.

1.6.“Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), providing products or services that are substantially the same as, or otherwise competitive with, the products or services of the Company. For the purposes of the definition of “Competitor” hereunder it is acknowledged and agreed that neither the Elephant Parties, the Goldman Parties, the KKR Parties, Arena, EIG nor any of their Affiliates shall, under any circumstances, be deemed to be a Competitor pursuant to this Agreement.
1.7.“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.8.“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
1.9.“EIG” means KB4 Indiana, LLC.
1.10.“Elephant Parties” means collectively, Elephant Partners I, L.P., Elephant Partners II, L.P., for itself and as nominee for Elephant Partners II-B, L.P., and Elephant Partners 2019 SPV-A, L.P.
1.11.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.12.“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
1.13.“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.14.“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.15.“GAAP” means generally accepted accounting principles in the United States. applicable.
1.16.“Goldman Sachs” means any or all of the Goldman Parties, as
1.17.“Goldman Parties” means collectively, Broad Street Principal
Investments L.L.C., a Delaware limited liability company, StoneBridge 2017, L.P., a Delaware limited partnership, and StoneBridge 2017 Offshore, L.P., a Cayman Islands exempted limited partnership.
1.18.“Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.19.“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.
1.20.“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
1.21.“International Trade Laws” means all applicable U.S. and non-U.S. anti-bribery, anti-corruption, anti-boycott, economic sanctions, export control, and anti- money laundering laws, regulations and executive orders, including, but not limited to, Title 19 of the U.S. Code of Federal Regulations; the Export Administration Regulations, 15 C.F.R. Parts 730-774; Section 38 of the Arms Export Control Act, 22 U.S.C. § 2778; the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; the Trading with the Enemy Act, 50 U.S.C. App. §§ 5, 16; the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; 31 C.F.R. Parts 500-598; the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff; the UK Bribery Act 2010, as amended, and any similar or successor provisions to any of the foregoing.
1.22.“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
1.23.“Key Employee” means any executive-level employee (including, division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).
1.24.“KKR” means KKR Knowledge Investors L.P..

1.25.“KKR Parties” means KKR and TenEleven.
1.26.“Legal or Regulatory Transfer” shall mean any transfer of any Registrable Securities held by any of the Goldman Parties or the KKR Parties, which, based on the advice of counsel, is necessary or appropriate to bring such Goldman Party or KKR Party (or any of their Affiliates) into compliance (or into anticipated compliance) with applicable law or regulation, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and the regulations promulgated thereunder.
1.27.“Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least 127,038 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), and (ii) each of the KKR Parties for so long as they, individually or together with their Affiliates, collectively hold at least 43,840 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).
1.28.“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
1.29.“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.30.“Preferred Director” means any director of the Company that the holders of record of any series of Preferred Stock is entitled to elect pursuant to the Company’s Certificate of Incorporation.
1.31.“Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock.
1.32.“Prospectus” means the prospectus used in connection with a Registration Statement.
1.33.“Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.14 of this Agreement.

1.34.“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
1.35.“Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.13(b) hereof.
1.36.“SEC” means the Securities and Exchange Commission.
1.37.“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.38.“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
1.39.“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.40.“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.7.
1.41.“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.
1.42.“Series A-1 Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock, par value $0.00001 per share.
1.43.“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.00001 per share.
1.44.“Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.00001 per share.
1.45.“Series C-1 Preferred Stock” means shares of the Company’s Series C-1 Preferred Stock, par value $0.00001 per share
1.46.“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) that, in accordance with Subsection 2.2, the Company may be required to keep effective for longer than 90 days.
1.47.“TenEleven” means collectively, Ten Eleven Growth Fund, L.P. and Ten Eleven Growth Fund II, L.P.

1.48. “Transaction Agreements” means the Certificate of Incorporation, this Agreement, the Purchase Agreement and the other agreements entered into in connection with the Purchase Agreement.
2.Registration Rights. The Company covenants and agrees as follows:
2.1.Demand Registration.
(a)Form S-1 Demand. If at any time after the earlier of (i) four (4) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, (A) the Company receives a request from Holders of thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10 million) or (B) the Company receives a request from Holders of (i) a majority of the outstanding Series B Preferred Stock, or (ii) a majority of the outstanding Series C Preferred Stock and Series C-1 Preferred Stock together as a single class, if in the case of either of foregoing clauses (A), or (B) (x) the anticipated aggregate offering price, net of Selling Expenses would exceed $10 million or (y) the Registrable Securities to be sold by such Holders in such offering represent all of the remaining Registrable Securities held by such Holders, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(b) and 2.4.
(b)Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.

(c)The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a)(i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.2. The Company shall not be obligated to effect, or to take any action to effect, any registration (i) pursuant to Subsection 2.1(a)(i)(A) after the Company has effected two registrations pursuant to Subsection 2.1(a)(i)(A) or (ii) pursuant to Subsection 2.1(a)(i)(B) after the Company has effected two registrations pursuant to Subsection 2.1(a)(i)(B). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.2(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.2(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(c) until such time as the applicable registration statement has been declared effective by the SEC and is maintained effective until the date on which all Registrable Securities covered by such registration statement have been sold, provided, however, that if the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses thereof, and forfeit their right to one demand registration statement pursuant to Subsection 2.7, such withdrawal shall be counted as “effected” for purposes of this Subsection 2.1(c), unless such withdrawal is due to a delay by the Company to cause a registration statement to either become effective or remain effective.
2.2.Shelf Registration.
(a)Filing. The Company shall use commercially reasonable efforts to file, and shall thereafter use its commercially reasonable efforts to cause to be declared effective as promptly as reasonably practicable thereafter, a Shelf Registration on Form S-3 (or other appropriate form) for the offer and resale of Registrable Securities on a delayed or continuous basis (the “Form S-3 Shelf”) as soon as reasonably practicable after the Company is eligible to use Form S-3. The Company shall give written notice of the filing of the Form S-3 Shelf at least fifteen (15) days prior to filing thereof to all Holders of Registrable Securities (the “Shelf Registration Notice”) and shall include in such registration statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after sending the Shelf Registration Notice. The Company shall maintain the Form S-3 Shelf until the date on which all Registrable Securities have been sold pursuant to the Shelf Registration or have otherwise ceased to be Registrable Securities or, if sooner, the maximum length permitted by the SEC, and comply with the provisions of the Securities Act (including by preparing and filing with the SEC any Prospectus or supplement to be used in connection therewith) with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Holders as set forth in such registration statement.

(b)Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Form S-3 Shelf having been declared effective by the SEC, any Holder or Holders (in such capacity, each a “Shelf Takedown Requesting Holder”) may request to sell all or any portion of their Registrable Securities (i) having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million or (ii) that represent all of the remaining Registrable Securities held by such Holders in an underwritten offering that is registered pursuant to the Form S-3 Shelf (each, an “Underwritten Shelf Takedown”).
(c)Demand Notices. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (the “Demand Shelf Takedown Notice”). Each Demand Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within five (5) Business Days after receipt of any Demand Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders which have Registrable Securities included on such Form S-3 Shelf (the “Company Shelf Takedown Notice”) and, subject to the provisions of Subsection 2.2(d), shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after sending the Company Shelf Takedown Notice.
(d)Underwritten Block Trades. Notwithstanding the foregoing, if a Shelf Takedown Requesting Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) in an Underwritten Shelf Takedown, then notwithstanding the foregoing time periods, such Shelf Takedown Requesting Holder only needs to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence, and the Company shall notify other Holders on the same day, and such other Holders must elect whether or not to participate by the next Business Day (i.e., one (1) Business Day prior to the day such offering is to commence), and the Company shall, subject to Subsection 2.2(e), use its commercially reasonable efforts to facilitate such Underwritten Shelf Takedown (which may close as early as three (3) Business Days after the date it commences); provided, however, that the Shelf Takedown Requesting Holder requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade.
(e)Restrictions on Underwritten Shelf Takedowns. The Company shall not be obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the pricing of a previous Underwritten Shelf Takedown, or, if longer, until the date on which the Company lock-up obligations in the previous Underwritten Shelf Takedown has expired.
(f)Selection of Underwriters. The Holders of a majority of the Registrable Securities requested to be included in an Underwritten Shelf Takedown shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s approval which shall not be unreasonably withheld, conditioned or delayed.

2.3.Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.4, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.3 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.7.
2.4.Underwriting Requirements.
(a)If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders (including any of the Goldman Parties and the KKR Parties, to the extent either of them is an Initiating Holder). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.5(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.4, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.
(b)In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.3, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable

Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.4(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
(c)For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.4(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.
2.5.Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred twenty (120) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.
2.6.Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information specifically relating to (i) the beneficial ownership of shares of the capital stock of the Company by such Holder and its respective Affiliates as disclosed in the section of such document entitled “Selling Stockholders” or “Principal and Selling Stockholders” or other documents thereof, (ii) the name and address of such Holder and (iii) its intended method of disposition of such securities. Notwithstanding anything to the contrary in this Agreement, none of the Holders shall be required to furnish any additional information, unless otherwise expressly agreed to in writing by such respective Holder. If any additional information about such Holder is required by law or by the SEC to be disclosed in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, then such Holder shall not unreasonably withhold its agreement referred to in the immediately preceding sentence.
2.7.Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $100,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsection 2.1(a) or Subsection 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsection 2.1(a) or Subsection 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.8.Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.9.Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:
(a)To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, employees and stockholders of each such Holder; professional advisors for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.9(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
(b)To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration (as such written information may be corrected, supplemented or made not misleading (via written delivery) by such Holder prior to the filing of the applicable registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto); and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.9(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.9(b) and 2.9(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)Promptly after receipt by an indemnified party under this Subsection 2.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.9, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.9, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.9.
(d)To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.9(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.9(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.
2.10.Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
(a)make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
(b)use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
2.11.Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the shares of common stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder or (iii) would grant any such holder or prospective holder, individually or collectively, the right to require the Company to effect an IPO; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9.

2.12.“Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.12 shall apply only to the IPO, and shall not apply to (i) the sale of any shares to an underwriter pursuant to an underwriting agreement, (ii) any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock acquired by an Investor or any of its Affiliates (excluding shares of Common Stock issued upon the conversion of the shares of Preferred Stock held by the Investor and its Affiliates), or (iii) the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. The foregoing provisions of this Subsection 2.12 shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.12 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.
2.13.Restrictions on Transfer.
(a)The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-

transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
(b)Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.13(c)) be notated with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.13.
(c)The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.13. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.13(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act. The Company and the Holders hereby agree that the Investors shall not be bound by (and the Company shall waive) any of the foregoing restrictions on the transfer by an Investor of Restricted Securities (i) to one or more Affiliates of the Investor (with or without consideration) or (ii) in connection with any Legal or Regulatory Transfer, provided that the Investor gives written notice to the Company of such transfer.
2.14.Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.3 shall terminate upon the earliest to occur of:
(a)the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation;
(b)such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and
(c)the fifth anniversary of the IPO.
2.15.Assistance with Obligations if Deemed an Underwriter.
(a)In connection with any offering of Registrable Securities by an Investor or any of its Affiliates as a selling shareholder covered by a registration statement filed by the Company with the SEC or covered by Offering Materials (as defined below) prepared by or on behalf of the Company and effected under Rule 144A or Regulation S (collectively, a “Covered Offering”), the Company agrees as follows:
(i)to cooperate with the applicable Investor or its Affiliates in allowing them to conduct customary “underwriter’s due diligence” with respect to the Company and satisfy any obligations they may have as an underwriter in connection with that Covered Offering;
(ii)at the request of the Investor, to furnish to the Investor from time to time on such dates as it may reasonably request (x) to the extent that the Company is receiving a letter, dated as of such date, from the Company’s independent accountants of the type customarily given by independent accountants in an offering of the type contemplated by the Covered Offering, an executed copy of that letter addressed to the Investor, and (y) to the extent that the Company is receiving opinion(s), dated as of such date, of one or more counsel representing the Company in the Covered Offering (including both outside counsel and counsel employed by the Company) of the type customarily given by counsel in an offering of the type contemplated by the Covered Offering (including, without limitation, a standard “10b-5” opinion), an executed copy of each such opinion addressed to the Investor; and
(iii)to permit legal counsel to the Investor (as selected by the Investor in its sole discretion) to review and comment upon (x) any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or offering memorandum (the “Offering Materials”) at least five business days prior to its filing with the SEC or when it is first used, as the case may be, and each amendment or supplement to any Offering Materials within a reasonable number of days prior to its filing with the SEC or when it is first used, as the case may be (including, in particular, any disclosures related to Investor or the possibility of the Investor being named as an “underwriter,” as such term is defined in Section 2(a)(11) of the Securities Act, or a “deemed” underwriter). The Company shall also not file any registration statement or amendment or supplement thereto in a form to which legal counsel to the Investor reasonably objects.
(b)To the extent that Goldman Sachs, KKR or any of their Affiliates are deemed to be an underwriter of Registrable Securities pursuant to any SEC comments or policies, the Company agrees that the indemnification and contribution provisions contained in Section 2.8 shall be applicable to the benefit of such Person in their role as deemed underwriter in addition to their capacity as a Holder and such Person may require the Company to enter into a further agreement to such effect, including providing representations, warranties and indemnities similar to those contained in a customary underwriting agreement.
(c)Notwithstanding the foregoing, nothing in this Section 2.14 shall obligate the Company to engage Goldman Sachs, KKR or any of their Affiliates as an underwriter in any public offering of securities of the Company.
3.Information and Observer Rights.
3.1.Delivery of Financial Statements. The Company shall deliver to each Major Investor:
(a)as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Subsection 3.1(e)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company (provided, however, that the foregoing statements and other information for the 2018 fiscal year will not be required to be delivered until July 31, 2019);
(b)as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(c)as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;
(d)as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(e)as soon as practicable, but in any event (i) sixty (60) days before the end of each fiscal year a draft of a budget and business plan for the next fiscal year, and (ii) thirty (30) days before the end of each fiscal year, a finalized budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;
(f)such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request (including without limitation a current capitalization table of the Company showing the number of shares of each class and series of capital stock and outstanding securities convertible into or exercisable for shares of capital stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company); provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the

Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; and
(g)on a current basis, information regarding any events, discussions with any governmental authority, notices or material changes with respect to any tax (other than ordinary course communications which would not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its subsidiaries.
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective. Notwithstanding anything else to the contrary contained in this Agreement, the Company shall deliver to any Investor the information provided pursuant to Section 3.1(a), (b) and (g) for so long as the Investor or any of their Affiliates hold any Registrable Securities.
3.2.Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
3.3.Observer Rights.
(a)For so long as the Elephant Parties together with their Affiliates and Permitted Transferees own not less than 91,925 shares of Preferred Stock (or an equivalent number of shares of Common Stock issued upon conversion thereof, such number to be adjusted for any stock splits, dividends, reorganizations or the like), the Company shall invite a representative of the Elephant Parties to attend all meetings of the Company’s Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets of the Company.
(b)For so long as the Goldman Parties together with their Affiliates and Permitted Transferees own not less than 41,148 shares of Preferred Stock (or an equivalent number of shares of Common Stock issued upon conversion thereof, such number to be adjusted for any stock splits, dividends, reorganizations or the like), the Company shall invite a representative of Goldman Sachs to attend all meetings of the Company’s Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets of the Company.
(c)For so long as the KKR Parties together with their Affiliates and Permitted Transferees own not less than 41,148 shares of Preferred Stock (or an equivalent number of shares of Common Stock issued upon conversion thereof, such number to be adjusted for any stock splits, dividends, reorganizations or the like), the Company shall invite two representatives of the KKR Parties to attend all meetings of the Company’s Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representatives shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representatives from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets of the Company.
(d)For so long as Lars Letonoff (i) is an executive officer of the Company or (ii) owns or holds stock options or outstanding Shares representing not less than one (1%) percent of the Company’s outstanding Shares, on an as-converted basis, the Company shall invite Lars Letonoff to attend all meetings of the Company’s Board of Directors in a nonvoting observer capacity and, in this respect, shall give Lars Letonoff copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that Lars Letonoff shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude Lars Letonoff from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets of the Company. The right pursuant to this clause (c) is exclusive to Lars Letonoff and non- transferable and non-assignable.

3.4.Termination of Information and Observer Rights. The covenants set forth in Subsection 3.1, Subsection 3.2 and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.
3.5.Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, fundraising activities or protecting its rights under the Transaction Agreements; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any Affiliate, partner, member, officer, director, employee debt or equity funding source, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) as may otherwise be required by law or required or requested by any regulatory or governmental authority; or (v) as and to the extent that such Investor determines in good faith, based on the advice of counsel, to be necessary or advisable in light of ongoing review or oversight by a regulatory or governmental authority with jurisdiction over such Investor, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
4.Rights to Future Stock Issuances.
4.1.Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that any such Affiliate or Investor Beneficial Owner (y) is not a Competitor, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, and (z) agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor shall not be entitled to any rights as an Investor under Subsections 3.1, 3.2 and 4.1 hereof).
(a)The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
(b)By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issued or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company held by all Major Investors together then outstanding (assuming full conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by all Major Investors together). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).
(c)If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.
(d)The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation); and (ii) shares of Common Stock issued in the IPO.

4.2.Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.
5.Additional Covenants.
5.1.Insurance. The Company currently maintains from financially sound and reputable insurers, Directors and Officers liability insurance and term “key-person” insurance on Sjoerd Sjouwerman, each in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors (including the affirmative vote or consent of each Preferred Director) determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors including each Preferred Director. Notwithstanding any other provision of this Section 5.1 to the contrary, for so long as a Preferred Director is serving on the Board of Directors, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least two (2) million dollars unless approved by each Preferred Director.
5.2.Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; (ii) each employee to enter into a one (1) year nonsolicitation agreement and (iii) each employee that also receives any equity grant in connection with his or her employment to enter into a one (1) year noncompetition agreement. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above- referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of one of the Preferred Directors.
5.3.Employee Stock. Unless otherwise approved by the Board of Directors, including one of the Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof (“Future Equity”) shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.12. Any “acceleration” provisions included as part of any issuance of Future Equity (whether in connection with a change in control of the Company or otherwise) shall be approved by the Board of Directors, including one of the Preferred Directors. In addition, unless otherwise approved by the Board of Directors, including one of the Preferred Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.
5.4.Matters Requiring Investor Director Approval. So long as the holders of Preferred Stock are entitled to elect a Preferred Director, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of one of the Preferred Directors, provided, however, that clauses (g) and (i) shall require the affirmative vote of at least two-thirds of the Preferred Directors:
(a)make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;
(b)make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;
(c)guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;
(d)otherwise enter into or be a party to any transaction with any director or officer of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, including without limitation any “management bonus” or similar plan providing payments to employees in connection with a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, except for transactions contemplated by this Agreement, the Purchase Agreement, and transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair, reasonable and arms-length terms that are approved by a majority of the Board of Directors;
(e)hire, terminate, or change the compensation of the executive officers, including approving any option grants, stock awards or bonuses to executive officers;
(f)change the principal business of the Company, enter new lines of business, or exit the current line of business;
(g)sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or
(h)enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $500,000; or
(i)enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $1,000,000.

5.5.Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors and board observers for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. Each Preferred Director shall be entitled at such person’s discretion to be a member of any Board of Directors committee or subcommittee. If and for so long as the Elephant Parties, the Goldman Parties, and/or the KKR Parties have a designee on the Board of Directors, elected in accordance with the Voting Agreement, the Company shall, unless waived by the relevant designee, require that the presence of such designee in any meeting of the Board of Directors or any committee or subcommittee thereof shall be required in order for a quorum of the Board of Directors, or any such committee or subcommittee, to transact business.
5.6.Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.
5.7.Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company. So long as the holders of Series B Preferred Stock and/or Series C Preferred Stock are respectively entitled to appoint a director to the Board of Directors, the Company hereby covenants and agrees to execute, deliver and perform for any such director newly appointed, an indemnification agreement in form attached hereto as Exhibit A, or in form satisfactory to such director and the Company.
5.8.Right to Conduct Certain Activities.
(a)The Company hereby agrees and acknowledges that the Elephant Parties and the KKR Parties and/or their Affiliates are professional investment funds and Goldman Sachs is in the business of venture capital, growth equity and private equity investing, and as such may invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, neither the Elephant Parties, Goldman Sachs, the KKR Parties nor any of their respective Affiliates shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by the Elephant Parties, Goldman Sachs, the KKR Parties or any of their respective Affiliates in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of the Elephant Parties, Goldman Sachs, the KKR Parties or any of their respective Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.
(b)The Company agrees not to require the Investors or any of their Affiliates to (i) limit or restrict any of its business activities (including, without limitation, business activities of an Investor or any of its Affiliates in the same line of business as the Company or investments by an Investor or any of its Affiliates in any entity engaged in the same line of business of the Company), (ii) send any business opportunities to the Company or (iii) violate any duty or client confidence.
(c)Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 2.12), the Purchase Agreement or in any of the other Transaction Agreements, none of the provisions herein or therein shall in any way limit Goldman Sachs, the KKR Parties or any of their respective Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity or other similar activities conducted in the ordinary course of its business.
(d)The parties hereto acknowledge and agree that nothing in this Agreement or any of the Transaction Agreements shall create a fiduciary duty of (i) Goldman Sachs or (ii) the KKR Parties or any of their respective Affiliates to the Company or its shareholders.
(e)Notwithstanding anything to the contrary in this Agreement, any of the other Transaction Agreements or any actions or omissions by representatives of Goldman Sachs or the KKR Parties in whatever capacity, it is understood that neither Goldman Sachs nor the KKR Parties are acting under this Agreement or any of the Transaction Agreements as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates.
(f)The Company hereby acknowledges and agrees that it will not, for so long as the Goldman Parties or the KKR Parties hold any Registrable Securities, enter into any agreements, understanding or arrangement with clients, or otherwise engage in any activities or investments that would cause it to be engaged in activities that are “financial in nature” and “activities that are incidental thereto”, as defined under Section 4(k) of the Bank Holding Company Act, as amended, 12 USC 1843(k)(4)(B) and (F), and the Federal Reserve Board’s Regulation Y, 12 CFR 225.28 thereunder, without the prior written consent of (i) the Goldman Parties holding a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Goldman Parties, and (ii) the KKR Parties holding a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the KKR Parties.
5.9.FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti- corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti- corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws. In furtherance of the foregoing, the Company shall implement the actions, policies and procedures indicated on Schedule I attached hereto by the applicable timeline provided on Schedule I attached hereto.
5.10.Trade Control Compliance.
(a)The Company shall, and shall cause all of its controlled Affiliates to, comply with all applicable International Trade Laws.

(b)Affiliates of Goldman Sachs are required to disclose under Section 13(r) of the Exchange Act (“Section 13(r)”) whether any of their affiliates have engaged during the calendar year in certain Iran-related activities, including those targeted under the Iran Sanctions of Act of 1996 and other Iran-related Laws. To the extent that the Company, or its controlled Affiliates, officers or directors are, or become, engaged in any activities that would be reportable by the Company if the Company was required to make a disclosure under Section 13(r), the Company shall promptly upon becoming aware of such information disclose such information in writing to the Goldman Parties in sufficient detail in order that Affiliates of Goldman Sachs can timely satisfy their own disclosure obligations under Section 13(r). After the end of each calendar year, but in no event later than fifteen (15) days after the end of each calendar year, the Company shall provide a written certification to the Goldman Parties that it and its controlled Affiliates, officers and directors have disclosed to Goldman Sachs all activities contemplated by this Section 5.11(b).
(c)As soon as practicable after the date hereof, the Company shall implement suitable written, risk-based compliance procedures and related training regarding International Trade Laws along with procedures for the collection of data and other information required under Section 13(r) from its controlled Affiliates, officers and directors. In furtherance of the foregoing, the Company shall implement the actions, policies and procedures indicated on Schedule I attached hereto by the applicable timeline provided on Schedule I attached hereto.
5.11.Use of Name.
(a)The Company agrees that it will not, without the prior written consent of the Goldman Parties holding a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Goldman Parties, use in connection with any public announcement, posting of information on a website or written news release, advertising, publicity or otherwise, the name of Goldman Sachs & Co. LLC or any of its Affiliates or any partner or employee thereof, nor represent, directly or indirectly, that any product or service provided by the Company has been approved or endorsed by any of the foregoing. Notwithstanding the foregoing, the Company may use and disclose the name of Goldman Sachs in disclosures required by law or regulation; provided, Goldman Sachs is given prior written notice of such requirement and an opportunity to seek a protective order. The Company hereby grants to Goldman Sachs and its Affiliates permission to use the Company’s name and logo in their respective marketing materials. Goldman Sachs and its Affiliates shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in the marketing materials in which the Company’s name and logo appear.
(b)The Company agrees that it will not, without the prior written consent of the relevant KKR Party, use in connection with any public announcement, posting of information on a website or written news release, advertising, publicity or otherwise, the name of any of the KKR Parties or any of their Affiliates or any partner or employee thereof, nor represent, directly or indirectly, that any product or service provided by the Company has been approved or endorsed by any of the foregoing. Notwithstanding the foregoing, the Company may use and disclose the names of the KKR Parties in disclosures required by law or regulation; provided, the KKR Parties are given prior written notice of such requirement and an opportunity to seek a protective order. The Company hereby grants to the KKR Parties and their Affiliates permission to use the Company’s name and logo in their respective marketing materials. The KKR Parties and their Affiliates shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in the marketing materials in which the Company’s name and logo appear.
5.12.Restrictive Covenants. The Company agrees that it has not and will not enter into any agreement that contains a non-competition or non-solicitation covenant that binds any of the Investors or their Affiliates (other than any Investor that is an employee or officer of the Company and any of his or her Affiliates); nor shall the Company require any Investor (other than any Investor that is an employee or officer of the Company and any of his or her Affiliates) to agree to or execute any agreement or instrument containing any non-competition or non-solicitation covenant applicable to such Investor or its Affiliates.
5.13.Investor Agreements.
(a)The Company hereby represents and warrants to the KKR Parties that, except for the Transaction Agreements, the Series A Preferred Stock Purchase Agreement between the Company and the Investors named therein, dated January 19, 2016, the Series A-1 Preferred Stock Purchase Agreement between the Company and the Investors named therein, dated February 22, 2017, the Series B Preferred Stock Purchase Agreement between the Company and the Investors named therein, dated October 19, 2017, the Series C Preferred Stock Purchase Agreement between the Company and the Investors named therein, dated February 27, 2019 and customary management rights letter agreements with certain of the Investors entered into concurrently with their purchase of Preferred Stock, the Company is not a party to any agreements, arrangements or understandings, whether written or oral, with any holder of shares of Preferred Stock with respect to the rights, preferences, privileges or restrictions of the Preferred Stock (or any series thereof).
(b)The Company hereby agrees to disclose to the Goldman Parties and the KKR Parties all material agreements, arrangements or understandings, whether written or oral, that the Company enters into or agrees to with any current or future holders of shares of Preferred Stock, or other shares of preferred stock of the Company issued from time to time, with respect to the rights, preferences, privileges or restrictions of such shares of Preferred Stock or other preferred stock.
5.14.Termination of Covenants. The covenants set forth in this Section 5, except for Subsection 5.7, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.
6.Miscellaneous.
6.1.Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or

trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (iii) after such transfer, holds at least 200,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) or (iv) in connection with a Legal or Regulatory Transfer; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.12. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
6.2.Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of New York, without regard to conflicts of law principles thereof.
6.3.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
6.4.Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
6.5.Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Foley & Lardner LLP, 100 North Tampa Street, Suite 2700, Tampa Florida 33602, Attention: Curt P. Creely and if notice is given to Stockholders, a copy shall also be given to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, Attention: Mark H. Lucas, (ii) Goldman Sachs & Co. LLC, 200 West Street New York, NY 10282, Attention: Benjamin P. Haskins, (iii) Sidley Austin LLP, Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA, United Kingdom, Attention: Wim De Vlieger, and (iv) Kohlberg Kravis Roberts & Co. Partners LLP, Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, United Kingdom, Attention: Stephen Shanley, and (v) Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, One Marina Park Drive, Suite 900, Boston, MA 02210, Attention: Michael S. Hacker.
6.6.Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of the Preferred Stock by means of a Requisite Preferred Holder Consent (as that term is defined in the Certificate of Incorporation); provided that the Company may in its sole discretion waive compliance with Subsection 2.13(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.13(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (i) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (ii) Subsection 3.3(a) hereof may only be amended or waived with the prior written consent of the Elephant Parties holding a majority of the shares of Common Stock issued or issuable upon conversion of the then-outstanding shares of Preferred Stock held by the Elephant Parties, Subsection 3.3(b) hereof may only be amended or waived with the prior written consent of the Goldman Parties holding a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Goldman Parties, and Subsection 3.3(c) hereof may only be amended or waived with the prior written consent of KKR, and (iii) Section 2.5 (Furnish Information), the second sentence of Section 2.12 (Market Stand-off Agreement), the third and final sentences of Section 2.13(c) (Restriction on Transfer), Section 2.15 (Assistance with Obligations if Deemed an Underwriter), Section 3.3(b) (Board Observer), Section 5.1 (Insurance), Section 5.5 (Board Matters), Section 5.8 (Right to Conduct Certain Activities), Section 5.9 (FCPA), Section 5.10 (Trade Control

Compliance), Section 5.11 (Use of Name), Section 5.12 (Restrictive Covenants), Section 5.13 (Investor Agreements), and this Section 6.6 (Amendments and Waivers) of this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the prior written consent of such Investor. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
6.7.Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
6.8.Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
6.9.Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
6.10.Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) and the other Transaction Agreements constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect
6.11.Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
6.12.WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL- ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
6.13.The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.
6.14.Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
6.15.Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.
6.16.Exculpation. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor or its Affiliates, respective controlling persons, officers, directors, partners, agents, or employees shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of any securities of the Company.
6.17.Sale Rights.
(a)Goldman Sachs and its Affiliates holding any shares of capital stock of the Company shall have the right and option to sell any or all of its shares of capital stock of the Company (including shares of Series B Preferred Stock and Common Stock issued upon the conversion thereof) to the Company at any time for an aggregate purchase price equal to $1.00 (one dollar) by delivery of a written notice to the Company setting forth the number and class of shares to be sold, without the necessity of obtaining the consent or approval of the Company or any other stockholder.
(b)Each Investor shall have the right and option to sell any or all of its shares of capital stock of the Company (including shares of Preferred Stock and shares of Common Stock issued upon the conversion thereof) to the Company at any time for an aggregate purchase price equal to $1.00 (one dollar) by delivery of a written notice to the Company setting forth the number and class of shares to be sold, without the necessity of obtaining the consent or approval of the Company or any other stockholder.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KNOWBE4, INC.

By:	/s/ Sjoerd Sjouwerman
Name:	Sjoerd Sjouwerman
Title:	Chief Executive Officer

Address:	33 North Garden Ave Suite 1200 Clearwater, FL 33755
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

ELEPHANT PARTNERS I, L.P.

By: Elephant Partners GP I, LLC
Its: General Partner

By:	/s/ Jeremiah Daly
Name: Jeremiah Daly
Title: Managing Member

Address:

11 Newbury Street, 5th Floor Boston, MA 02116 Attention: Patrick Cammarata, COO Email: pat@elephantvc.com

ELEPHANT PARTNERS II, L.P. for itself and as nominee for ELEPHANT PARTNERS II-B, L.P.

By: Elephant Partners GP II, LLC
Its: General Partner

By:	/s/ Jeremiah Daly
Name: Jeremiah Daly
Title: Managing Member

Address:

11 Newbury Street, 5th Floor Boston, MA 02116 Attention: Patrick Cammarata, COO Email: pat@elephantvc.com
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

ELEPHANT PARTNERS 2019 SPV-A, L.P.

By: Elephant Partners GP I, LLC
Its: General Partner

By:	/s/ Jeremiah Daly
Name: Jeremiah Daly
Title: Managing Member

Address:

11 Newbury Street, 5th Floor Boston, MA 02116 Attention: Patrick Cammarata, COO Email: pat@elephantvc.com
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

By:	/s/ Joseph DiSabato
Name: Joseph DiSabato
Title: Vice President

Address:	c/o Goldman Sachs & Co. LLC 555 California Street, 45th Floor San Francisco, California Facsimile: (415) 249 -7400 Email: Joe.DiSabato@gs.com

With a copy which shall not constitute notice to:

Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, Facsimile: (212) 859-4000 Email: Mark.Lucas@friedfrank.com Attention: Mark H. Lucas

Goldman Sachs & Co. LLC 200 West Street, New York, NY 10282, Facsimile: (212) 493-9039 Email: Ben.Haskins@gs.com Attention: Benjamin P. Haskins
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

STONEBRIDGE 2017, L.P.

By: Bridge Street Opportunity Advisors, L.L.C.
Its: General Partner

By:	/s/ Joseph DiSabato
Name: Joseph DiSabato
Title: Vice President

Address:	c/o Goldman Sachs & Co. LLC 555 California Street, 45th Floor San Francisco, California Facsimile: (415) 249 -7400 Email: Joe.DiSabato@gs.com

With a copy which shall not constitute notice to:

Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, Facsimile: (212) 859-4000 Email: Mark.Lucas@friedfrank.com Attention: Mark H. Lucas

Goldman Sachs & Co. LLC 200 West Street, New York, NY 10282, Facsimile: (212) 493-9039 Email: Ben.Haskins@gs.com Attention: Benjamin P. Haskins
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

STONEBRIDGE 2017 OFFSHORE, L.P.

By: Bridge Street Opportunity Advisors, L.L.C.
Its: General Partner

By:	/s/ Joseph DiSabato
Name:	Joseph DiSabato
Title:	Vice President

Address:	c/o Goldman Sachs & Co. LLC 555 California Street, 45th Floor San Francisco, California Facsimile: (415) 249 -7400 Email: Joe.DiSabato@gs.com

With a copy which shall not constitute notice to:

Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, Facsimile: (212) 859-4000 Email: Mark.Lucas@friedfrank.com Attention: Mark H. Lucas

Goldman Sachs & Co. LLC 200 West Street, New York, NY 10282, Facsimile: (212) 493-9039 Email: Ben.Haskins@gs.com Attention: Benjamin P. Haskins
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

KKR KNOWLEDGE INVESTORS L.P.

By: KKR Knowledge Investors GP LLC
Its: General Partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Chief Financial Officer, Treasurer and Vice President

Address:Kohlberg Kravis Roberts & Co. L.P. 9 W 57th St Suite 4200 New York, NY 10019

With a copy which shall not constitute notice to:

Sidley Austin LLP Woolgate Exchange 25 Basinghall Street London EC2V 5hA Email: wdevlieger@sidley.com Attention: Wim De Vlieger

Kohlberg Kravis Roberts & Co. Partners LLP Stirling Square 7 Carlton Gardens London SW1Y 5AD Email: stephen.shanley@kkr.com Attention: Stephen Shanley
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

TEN ELEVEN GROWTH FUND II, L.P. a Cayman Islands exempted limited partnership

By:	TEN ELEVEN MID-TIER GP ENTITY II, L.P., a Cayman Islands exempted limited partnership
Its:	General Partner

By:	TEN ELEVEN TOP-TIER GP, LTD., a Cayman Islands exempted limited company
Its:	General Partner

By:	/s/ Mark Hatfield
Name:	Mark Hatfield
Title:	Director

Address:	345 Lorton Ave, Suite 401 c/o Ten Eleven Ventures Burlingame, CA 94010

With a copy which shall not constitute notice to:

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Email: RBishop@goodwinlaw.com Attention: Robert E. Bishop

Ten Eleven Ventures, LLC 345 Lorton Ave., Suite 401 Burlingame, CA 94010 Email: mh@1011vc.com Attention: Mark Hatfield
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

TEN ELEVEN GROWTH FUND, L.P. a Cayman Islands exempted limited partnership

By:	TEN ELEVEN MID-TIER GP ENTITY, L.P., a Cayman Islands exempted limited partnership
Its:	General Partner

By:	TEN ELEVEN TOP-TIER GP, LTD., a Cayman Islands exempted limited company
Its:	General Partner

By:	/s/ Mark Hatfield
Name:	Mark Hatfield
Title:	Director

Address:	345 Lorton Ave, Suite 401 c/o Ten Eleven Ventures Burlingame, CA 94010

With a copy which shall not constitute notice to:

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Email: RBishop@goodwinlaw.com Attention: Robert E. Bishop

Ten Eleven Ventures, LLC 345 Lorton Ave., Suite 401 Burlingame, CA 94010 Email: mh@1011vc.com Attention: Mark Hatfield
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

KB4 INDIANA, LLC

By:	/s/ George B. Huber
Name: George B. Huber
Title: Manager

Address:

KB4 Indiana, LLC
c/o Equity Investment Group
127 W. Berry Street, Suite 300
Fort Wayne, IN 46802
Attn: George B. Huber, Manager
Email: ghuber@eigfw.com
(with a copy which shall not constitute notice to: azirille@eigfw.com)

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

AHM INVESTMENT HOLDINGS LLC SERIES C

By: Arena Holdings Group LP Series B, its Member
By: Arena Holdings Management LLC, its General Partner

By:	/s/ Feroz Dewan
Name: Feroz Dewan
Title: Chief Executive Officer

Address:	119 Fifth Avenue 8th Floor New York, New York 10003
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT